99.1	Press Release dated July 5, 2007.

Hyperdynamics Strengthens Financial Position; Company Obtains Significant Cash and is Debt Free

Thursday July 5, 9:15 am ET

HOUSTON--(BUSINESS WIRE)--Hyperdynamics Corporation (AMEX:HDY - News) announced today that on June 28, 2007, its board of directors held a special meeting in Bloomfield Hills, Michigan. In the meeting it was announced by the Chairman and Chief Executive Officer, Kent Watts that the entire debt remaining from the 2006 financing with Cornell Capital Partners, LP had been converted to equity and that the company was, in all material respects, debt free. This led to a lengthy discussion of financing options and strategies regarding its short and long-term business plan requirements. One of the top strategies was to modify existing outstanding warrant positions to allow the company to access capital. To enable this short-term financing strategy, the Kent Watts was authorized, at his discretion, to reduce the strike price of certain outstanding warrants from an exercise price of $4 per share to $2.50 per share. The board felt that this could be an immediate catalyst for a significant amount of capital to flow into the company without the need for any new financing at this time.

On Friday, June 29, 2007, the decision was made to reduce the exercise price on 3.47MM of unregistered warrants to purchase restricted rule 144 common stock from an exercise price of $4.00 to $2.50 per share. These warrants were originally issued with an exercise price of $2 per share in 2003 and 2004. In April of this year they were extended for two (2) years with an increase in exercise price from $2 to $4 per share. The reduction in the exercise price also triggered a similar reduction in the exercise price of some of the warrants held by Cornell Capital. As a result of this repricing, thus far 2.1 million warrants have been exercised at $2.50 per share resulting in $5.25 million in cash being paid to the Company earlier this week. Additionally, Cornell received another 544,000 warrants for restricted common stock with an exercise price also of $2.50 per share. In addition to the amount already exercised, the Company could receive over $10MM over the next 22 months from the exercise of the remaining unregistered warrants. See the companies 8K filed today for more details.

When asked to comment, Kent Watts said, "Being virtually debt free with resources available to timely meet our business plan objectives is a great situation to be in. We have a domestic production plan in process that could deliver sustained operational profits for the first time in our history. At the same time we are preparing new work programs for the exploration of our 31,000 square mile concession off the coast of West Africa." He further stated, "Our story is becoming known and our market is just now starting to understand what we have accomplished, as well as our potential going forward. I would ask all of our shareholders to please read our SEC filings and our press releases and to expect an update on our Guinea operations in the next few days."

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about Hyperdynamics Corporation, visit our Website at http://www.hyperdynamics.com.

Forward-Looking Statements

Statements in this news release are "forward-looking" as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties. Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially. Please refer to "Risk Factors" in the company's Form 10-K filed with the SEC.